Exhibit 99.1

                  VSE PROTESTS ARMY R2-3G CONTRACT DECISION

                       CEO Comments on Market Response

	Alexandria, Virginia (January 23, 2009) - VSE Corporation (NASDAQ: VSEC) has formally protested the Department of the Army's decision to exclude VSE's proposal to continue work under the Army's Rapid Response ("R2") replacement program known as "Rapid Response-Third Generation (R2-3G)." VSE's protest was filed on January 23, 2009, with the U.S. Army Materiel Contracting Command,
Ft. Belvoir, Virginia.

	VSE CEO/President/COO Mo Gauthier said, "As reported in our January 16, 2009, statement on the Army R2-3G contract decision, we were very surprised and disappointed with the Army's decision to exclude VSE from receiving one of the new multiple award omnibus contracts. We have been informally advised by our Army customer that our performance under the R2 contract is exceptional, and we believed we submitted a winning proposal. As indicated in our statement, we requested a debriefing from the Army on January 16, 2009. On January 21, 2009, we were informed that debriefings would be delayed until after the award. We believe that delaying VSE and its team of subcontractors a debriefing on the evaluation of VSE's proposal is unfair, and we are protesting that decision."

	Mr. Gauthier continued, "We also take this opportunity to address the market response to our January 16 statement reporting the Army's decision to eliminate VSE's proposal from the competitive range.

*	We expect to continue performance under the existing R2 contract through
January 2011 when all funds awarded under existing task orders will have been expended.

*	Substantially all of the revenues of approximately $419 million reported on the R2 contract as of September 30, 2008, are from subcontracted work which results in a lower profit margin because VSE receives no fee on the subcontracted work. Our efforts over the next two years to replace the subcontracted work with revenues generated by work performed by VSE employees would be expected to result in improved profit margins.

*	VSE has other omnibus contracts which can be used to accommodate work performed by VSE employees and VSE subcontractors, such as the U.S. Army FIRST contract, the U.S. Army PEO CS & CSS Omnibus III contract, the U.S. Air Force CFT contract, and the U.S. Navy SeaPort contract.

*	While the loss of any contract is discouraging, every contract we currently hold will expire or end at some date. Our mission is to seek out new and replacement opportunities for growth. We have a 50-year track record of successfully bidding, winning and working new work.

*	We expect to report our financial results for the year ended
December 31, 2008, on or about February 23, 2009. We will also file an Annual Report on Form 10-K shortly thereafter in which we will again review the challenges and opportunities we have in growing our business.

We look forward to continued success in the years to come."


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VSE Corporation News Release (continued)


About VSE Corporation

       VSE marks its 50th year as a government contractor in January 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world.

       For additional information on VSE services and products, please see the company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Marketing, at (703) 329-3206.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE News Contact: Craig Weber -- (703) 329-4770.

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